[LOGO]                                               Nextel Communications, Inc.
                                                     1505 Farm Credit Drive
                                                     McLean, VA  22102
                                                     703 394-3000


For Immediate Release
                                                                       Contact:
                                             Media: Bob Ratliffe (206) 979-4254
                                Analysts/Investors: Paul Blalock (703) 394-3500


     Nextel Introduces National Wireless Network with No Roaming Charges

                 -Customers to Save Substantially While Traveling-
                        -Digital Subscribers Top 300,000-

McLean, Va. - January 14, 1997 - In an unprecedented move in the wireless industry, Nextel Communications, Inc.(NASDAQ: CALL) today introduced a national digital network and announced it won't charge roaming fees for its customers traveling anywhere on the digital network. The Nextel National Network now covers major metropolitan areas where more than half the U.S. population lives and works, including most major metropolitan areas.

Nextel also announced today an increase in the number of digital subscriber units to 300,300 at the end of 1996, with revenue per unit on the new PowerFone
(TM) sustaining high levels ($75.00 per PowerFone unit, compared with a reported average of $48.00 per unit for conventional cellular). In the fourth quarter alone, Nextel added 72,300 digital customers.

"This is a major step forward for our company and the wireless industry," said Daniel Akerson, Nextel chairman and chief executive officer. "The true power of the Nextel National Network is that every market is like the customer's home market. A majority of cellular customers today either leave their phones at home or don't use them when they travel for fear of being charged excessive roaming fees. With the Nextel National Network, we're simply giving our customers another good reason to consider our service an indispensable business tool."

The Nextel National Network will enable Nextel's digital cellular customers to travel throughout the company's markets and have their cellular calls, calling features and home airtime rates follow them. Unlike traditional cellular and PCS users, Nextel customers will not be charged roaming fees or need to dial complicated codes when outside their home service areas. Plans call for the Nextel National Network to cover 85 percent of the U.S.
population by the end of 1998.

Other cellular carriers typically charge roaming fees to customers who travel outside their home area and use or "roam on" - a competitor's cellular system. Conventional cellular customers often are charged expensive system access fees and higher per-minute airtime rates when roaming. Some systems even require a 10-digit roaming code to reach a cellular customer roaming in a city outside the customer's home area. Nextel also offers long distance at a single flat rate.

Nextel customers can experience significant savings while traveling on the Nextel National Network. A Chicago customer using a Nextel phone while traveling, for example, can save up to 54 percent, compared with a cellular or PCS competitor's service.

The Nextel National Network works like this: Nextel's digital customers can make and receive calls while traveling in New York or Los Angeles or any one of 50 major metropolitan areas in 26 states and the District of Columbia. In addition to their digital cellular calls and home rates, a customer's calling features such as short message service (alphanumeric paging over the phone) and voice mail follow them nationally as well.

"The ability to have your digital cellular home rates follow you across the country without any additional complicated charges or codes is something we expect our customers to embrace. It will be very significant when coupled with a network that eventually will cover over 85 percent of the U.S. population," Akerson said.

Tom Kelly, Nextel's vice president of marketing, said, "Nextel is creating a clear-cut point of difference in a powerful national network that removes the word `roaming' from the customer's vocabulary. Customers using the Nextel National Network will never see that dreaded roaming light come on." With the recent selection of Boston-based Mullen as the company's national advertising agency, a significant corporate positioning and branding effort is underway with launch scheduled for the end of the first quarter.

"People are going to realize that there are not just two cellular carriers in each of America's markets and a PCS provider or two on the horizon," Akerson said. "We're here with a truly differentiated technology that works well and the funding to back it up. 1997 will be a big year for Nextel."

Nextel rolled out a new generation of its digital cellular service in six major U.S. markets - Chicago, Boston, Denver, Atlanta, Detroit and Las Vegas - in the fourth quarter of 1996. The company will continue its aggressive roll-out of the new Motorola iDEN (integrated digital enhanced network) technology and introduction of Nextel's iDEN PowerFone in the first half of 1997. The company's earlier generation digital service is running in markets that cover more than half of the U.S. population. Instant conferencing currently is available only within customers local geographic region.

Nextel Communications, Inc., based in McLean, Va., is the nation's leading provider of fully integrated wireless communications with the largest licensed geographic footprint of any wireless carrier in North America. The company is focused on providing business telecommunications customers the ability to stay in touch with wireless services that go Beyond Cellular by combining the power of digital cellular communications with push-to-talk two-way radio or "instant conferencing" service and messaging into a single phone that maximizes customers' business productivity as well as personal security and convenience.

                                     # # #
Nextel, PowerFone and Beyond Cellular are trademarks and/or service marks of Nextel Communications, Inc. Motorola and iDEN are trademarks of Motorola, Inc.